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☐	Soliciting Material Pursuant to ss. 240.14a-12

CRYO-CELL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

David I. Portnoy
Mark L. Portnoy
Jonathan H. Wheeler, M.D.
George Gaines
Harold D. Berger
PartnerCommunity, Inc.
uTIPu Inc.
Mayim Investment Limited Partnership
Jamie H. Zidell
Deborah Portnoy
Lynne Portnoy
Gilbert Portnoy
Capital Asset Fund #1 Limited Partnership
Charles W. Northcutt, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders of Cryo-Cell International, Inc. from The Portnoy Group

HELP YOUR INVESTMENT!

VOTE YOUR BLUE PROXY TODAY!

August 12, 2011

Dear Fellow Cryo-Cell Stockholder:

As stated in our previous communication to you, we are seeking your help in electing our five nominees to the Cryo-Cell board.

HOW LONG ARE YOU WILLING TO WAIT FOR A REASONABLE RETURN ON YOUR CCEL INVESTMENT?

We are a group of major stockholders of Cryo-Cell that first bought Cryo-Cell stock in 2004 and now own 16.2% of the Company.  We are very unhappy with the poor performance of the Company and believe that if our nominees are elected, results will improve for the stockholders.  Like many of you, we have waited and waited and waited.  Please take this opportunity to help bring change to Cryo-Cell.

A CURRENT BOARD MEMBER TELLS IT LIKE IT REALLY IS.

One Cryo-Cell director and the Company’s largest stockholder, Mr. Ki Yong Choi, recently stated in an SEC filing that,

“…he has lost confidence in most of the members of the Board and the CEO and believes that a new Board and new CEO could improve the financial performance of the Issuer.”

Need we say more?

SHOULD YOU RELY ON THE MANAGEMENT SLATE TO MAXIMIZE VALUE?

Cryo-Cell recently announced that the Executive Committee of its Board of Directors has authorized the Company's management and financial advisors to explore strategic alternatives to enhance stockholder value, including a possible sale of the Company.   Having invested significant percentages of our personal financial resources in Cryo-Cell, we believe that our interests in Cryo-Cell are the same as yours and we are asking ourselves if the timing of this recent announcement is a mere coincidence given the rapidly approaching election?

In evaluating incumbent management’s credibility and commitment to exploring a sale of the Company, please be aware that in 2010, when I introduced DW Healthcare Partners, a private equity healthcare firm, to discuss acquiring Cryo-Cell, Cryo-Cell not only rebuffed DW Healthcare’s offer, but Cryo-Cell’s board of directors refused to even enter into negotiations.  We believe DW Healthcare’s publicly issued press release over the PRNewswire on October 15, 2010 said it all:

“[Cryo-Cell’s] board's refusal to engage in discussions regarding our offer raises serious concerns about the board's priorities.”

Please see the full press release at: http://www.redorbit.com/news/health/1932351/dwhp_withdraws_second_offer_for_ccel__based_on_boards/.

Furthermore, three members of our slate have backgrounds in investment banking.   We believe we are clearly qualified to evaluate the best strategic alternatives for Cryo-Cell, and will do so with the mutual interests of all Cryo-Cell stockholders in mind.

SHOULD THE STEWARDS OF YOUR INVESTMENT ACT LIKE THIS?

In 2008 the following occurred:  1.) your CEO, Mercedes Walton, was found guilty of serious breaches of fiduciary duty by the Delaware Chancery Court, and 2.) as stated in Cryo-Cell’s 2008 Annual Report on Form  10-K, the number of new specimens Cryo-Cell processed decreased by 8%.  In spite of this, Cryo-Cell’s Board of Directors increased Mercedes Walton’s salary and cash bonus (excluding options and all other compensation) by $103,430 to a total of $454,030 in fiscal year 2009 from $350,600 in fiscal year 2008.

IF OUR SLATE DOES NOT WIN, WHAT MIGHT HAPPEN?

We do not claim to be able to predict the future; however, let’s take a look what happened to the value of Cryo-Cell’s stock after the contested 2007 Annual Meeting election, in which the Delaware Chancery Court subsequently found that Cryo-Cell’s Board of Directors had breached its fiduciary duties by running a corrupt election.

DATE		CCEL Closing Stock Price
July 13, 2007	Day Before 2007 Annual Meeting	$2.45
July 23, 2007	One Week Later	$1.90
August 17, 2007	One Month Later	$1.50
December 31, 2007	End of that Year	$0.79

DON’T LET THAT HAPPEN AGAIN - VOTE YOUR BLUE PROXY TODAY

Time is running short and your vote makes a difference.    Vote today using the internet voting system or via the telephone by following the instructions on the enclosed card.  If you vote by mailing in the proxy card, it may arrive too late for your vote to be counted.

We have retained Phoenix Advisory Partners, a corporate governance and proxy solicitation firm, to help us with our solicitation (you may receive a call from them).  If you have questions about giving your proxy or require assistance, please contact them at 877-478-5038 or banks/brokers may call 212-493-3910.

Very truly yours,

David I. Portnoy